UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K/A
(Amendment No. 1)
_____________________

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-24185

Date of Report: November 1, 2010

AOXING PHARMACEUTICAL COMPANY, INC.
(Exact name of registrant as specified in its charter)

Florida	65-0636168
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

15 Exchange Place, Suite 500, Jersey City, New Jersey	07302
(Address of principal executive offices)	(Zip Code)

(646) 367- 1747
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Amendment No. 1
This report is being amended to include disclosure regarding Gouan Zhang’s employment agreement.

Item 5.02            Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 1, 2010, Hui (David) Shao resigned from his position as Chief Financial Officer for Aoxing Pharmaceutical Company, Inc.  On the same day, the Board of Directors appointed Guoan Zhang to serve as interim Chief Financial Officer.  Information regarding Mr. Zhang follows:

Gouan Zhang was employed by the Registrant’s subsidiary, Hebei Aoxing Pharmaceutical Group Co., Ltd. from 1997 to 2002 and again from 2008 to the present.  For the past five months, Mr. Zhang has served as Senior Vice President of Finance, having previously served as Vice President - Finance.  In those positions, Mr. Zhang was responsible for preparation of the financial statements of Hebei Aoxing Pharmaceutical Group, and for coordination of the annual audit of the Registrant’s financial statements in China.  From 2007 to 2008 Mr. Zhang was employed as Finance Manager by Shijiazhuang Lerentang Pharmaceutical Co., Ltd., which was acquired by Hebei Aoxing Pharmaceutical Group in 2008.  From 2002 until 2007 Mr. Zhang was employed as Vice Audit Manager by Hebei Transportation Group Co., Ltd.  Mr. Zhang earned a degree in accounting from the Heilongjiang Business College.  He is 40 years old.

Gouan Zhang has an employment agreement dated December 30, 2009 with the Registrant’s subsidiary, Hebei Aoxing Pharmaceutical Group Co., Ltd.  The agreement provides that Mr. Zhang will serve as CFO of Hebei Aoxing Pharmaceutical Group Co., except that the company may reassign him as needed.  Hebei Aoxing Pharmaceutical Group Co. is required to pay Mr. Zhang an annual salary equal to 150,000 Renminbi (approx. $22,900).  The agreement terminates on December 30, 2013.

On November 2, 2010 the Registrant issued a press release regarding the change in its Chief Financial Officer.  A copy is filed as an exhibit to this Report.

Item 9.01             Financial Statements and Exhibits

Exhibits

10-a	Labor Contract dated December 30, 2009 between Hebei Aoxing Group Pharmaceutical Co., Ltd. and Gouan Zhang - filed herewith.

99.	Press release dated November 2, 2010 - filed with original Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aoxing Pharmaceutical Company, Inc.

Dated: November 8, 2010	By:/s/ Zhenjiang Yue
Zhenjiang Yue, Chief Executive Officer